FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN WORLD PERSPECTIVES FUND

INVESTMENT MANAGEMENT AGREEMENT

            THIS INVESTMENT MANAGEMENT AGREEMENT made between FRANKLIN TEMPLETON INTERNATIONAL TRUST, a Delaware statutory trust (the “Trust”), on behalf of FRANKLIN WORLD PERSPECTIVES FUND (the “Fund”), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”).

            WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for the Fund; and,

            WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         Employment of the Manager.  The Trust hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets (“Assets”) and to administer its affairs, subject to the oversight of the Board of Trustees, for the period and on the terms hereinafter set forth.  The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

            2.         Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

                        A.           Investment Management Services.

                                       (a)          The Manager shall provide certain investment advisory services for the Fund, including (i) being responsible for allocating the investment of the Assets across countries and regions globally, including the allocation of Assets for investment and reinvestment among itself and the various subadvisers to the Fund, as may be retained from time to time by the Manager (a “Subadviser”), and (ii) managing the investment and reinvestment of that portion of the Fund’s assets allocated from time to time for investment in the United States and such other countries and regions that are not otherwise managed by a Subadviser (together, the “Manager’s Portion”) and providing investment research and advice regarding such countries and regions, all in accordance with the investment objectives and policies of the Fund and any directions which the Trust’s Board of Trustees, with respect to Assets, may issue from time to time.  In pursuance of the foregoing, the Manager shall make all determinations with respect to the geographic allocation of the Assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same, except to the extent otherwise delegated to a Subadviser.  Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised.  The Manager shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions made with respect to the investment of the Assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions, and (iii) the extent to which those decisions have been implemented.

                                       (b)          The Manager, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Fund and with respect to the Manager’s Portion, orders for the execution of the securities transactions.  When placing such orders, the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied.  The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Manager in accordance with the standards set forth below.  Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker.  To the extent a Subadviser has agreed under its contract with the Manager to place orders for the execution of securities transactions on behalf of the Fund, such Subadviser shall be responsible for such execution.

                                       Accordingly, the Trust and the Manager agree that the Manager shall select brokers for the execution of the Fund’s transactions with respect to the Manager’s Portion from among:

                                       (i)           Those brokers and dealers who provide quotations and other services, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                                       (ii)          Those brokers and dealers who supply research, statistical and other data to the Manager or its affiliates which the Manager or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Manager in a better position to make decisions in connection with the management of the Assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                                       (c)          The Manager shall render such regular reports regarding brokerage transactions to the Trust as may be reasonably requested from time to time by the Trust.

                                       (d)          The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Fund.

                                       (e)          Decisions on proxy voting shall be made by the Manager with respect to the Manager’s Portion and as may be requested from time to time by a Subadviser unless the Board of Trustees determines otherwise.  Pursuant to its authority, Manager shall have the power to vote, either in person or by proxy, all securities in which the Manager’s Portion may be invested from time to time or as may be requested from time to time by a Subadviser, and shall not be required to seek instructions from the Fund with respect thereto.  With respect to litigation, class action settlements or regulatory actions relating to securities held by the Fund, the Manager and any Subadviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Board of Trustees on behalf of the Trust.

                        B.           Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.  The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

                        C.           Other Obligations and Services.  The Manager shall make its officers and employees available to the Board of Trustees and officer of the Trust for consultation and discussions regarding the administration and management of the Fund and their investment activities.

                        D.           Delegation of Services.  The Manager may, at its expense, select and contract with one or more Subadvisers registered under the Investment Advisers Act of 1940 to perform some or all of the services for the Fund for which it is responsible under this Agreement.  The Manager will compensate any Subadviser for its services to the Fund.  The Manager may terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained.  The Manager will continue to have responsibility for all advisory services furnished by any Subadviser.

            3.         Expenses of the Fund.  It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Fund shall include:

                        A.           Fees and expenses paid to the Manager as provided herein;

                        B.           Expenses of all audits of the Fund by independent public accountants;

                        C.           Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Fund;

                        D.           Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

                        E.           Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Manager or its affiliates;

                        F.           Taxes levied against the Fund;

                        G.           Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

                        H.           Costs, including the interest expense, of borrowing money;

                        I.            Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence, except as otherwise agreed to by the Trust, on behalf of the Fund, and the Manager or its affiliates;

                        J.            Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

                        K.           Trustees’ and Directors’ fees and expenses to trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

                        L.           Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders and any other related regulatory expenses;

                        M.          Trade association dues;

                        N.           The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

                        O.           The Fund’s portion of the cost of any proxy voting service used on its behalf.

            4.         Compensation of the Manager.  The Fund shall pay a management fee in cash to the Manager based upon a percentage of the value of the Fund’s  net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of the month in each year.

                        A.           For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information.  The rate of the management fee payable by the Fund shall be calculated daily at the following annual rates:

0.85% of the value of its net assets up to and including $1 billion;

0.80% of the value of its net assets over $1 billion up to and including $4 billion; and

0.75% of the value of its net assets over $4 billion.

A portion of the management fee is acknowledged to be specifically for providing the services described in Section 2A.a.(ii) above and is equal to 0.04167% (1/12th of 0.50%) multiplied by (the average net asset value of the Fund times the Manager’s Portion of the Index).  For purposes of calculating such portion of its management fee, (i) the Index means the “MSCI All Country World Plus Frontier Markets Index” and any successor index thereto; and (iii) Managers’ Portion of the Index means the percentage of the Index represented by securities classified in the United States and such other countries and regions that are not otherwise managed by a Subadviser, including any successors to or replacements for such countries as identified by MSCI from time to time.  Managers’ Portion of the Index shall be recalculated at least quarterly on a calendar year basis.

                        B.           The management fee payable by the Fund shall be reduced or eliminated to the extent that Franklin/Templeton Distributors, Inc. has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith.  The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were full set forth herein.

                        C.           If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

            5.         Activities of the Manager.  The services of the Manager to the Fund are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.  Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

            6.         Liabilities of the Manager.

                        A.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        B.           Notwithstanding the foregoing, the Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements or amendments to its Registration Statement or similar documents, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust’s Board of Trustees; or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders.  The Manager shall not be obligated pursuant to the provisions of this Subparagraph 6.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters.  So long as this Agreement is in effect, the Manager shall pay to the Trust, as relevant, the amount due for expenses subject to this Subparagraph 6.B. within thirty (30) days after a bill or statement has been received by the Manager therefore.  This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

                        C.           No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

            7.         Renewal and Termination.

                        A.           This Agreement shall become effective on the date written below and, with respect to the provisions relating to the Fund, shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons,” as defined in the 1940 Act, of such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

                        B.           This Agreement:

                                       (i)           may at any time be terminated without the payment of any penalty, with respect to the Fund, either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on not more than sixty (60) days’ written notice to the Manager;

                                       (ii)          shall immediately terminate with respect to the Fund in the event of its assignment; and

                                       (iii)          may be terminated by the Manager on sixty (60) days’ written notice to the Fund.

                        C.           As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

                        D.           Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

            8.         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  The termination of this Agreement with respect to the provision of investment management services shall not affect the status of this Agreement with respect to the provision of investment management services to the Fund.

            9.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 13th day of December, 2010.

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of FRANKLIN WORLD PERSPECTIVES FUND

By:  /s/ Steven J. Gray______________

            Steven J. Gray

Title:     Vice President & Assistant Secretary

FRANKLIN ADVISERS, INC.

By:  /s/ Edward B. Jamieson_________

            Edward B. Jamieson

Title:     President & Chief Investment Officer